As filed with the Securities and Exchange Commission on May 23, 2006.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

YM BioSciences Inc.
(Exact name of registrant as specified in its charter)

Nova Scotia, Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Suite 400, Building 11, 5045 Orbitor Drive,
Mississauga, Ontario, Canada L4W 4Y4
(Address of principal executive offices)

YM BioSciences Inc. Amended and Restated Stock Option Plan 2005
(Full title of the plan)

YM BioSciences U.S. Operations Inc.
1055 Westlakes Drive
Suite 200
Berwyn, Pennsylvania 19312
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares	7,000,000 shares	$4.71	$32,970,000	$3,873

(1)
Plus such indeterminate number of common shares of the Registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based upon the average of the high and low sales price of the common shares of YM BioSciences Inc. on May 17, 2006 on the American Stock Exchange (a date within five business days of the filing of this Registration Statement).

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 (this “Registration Statement”) relates to common shares of YM BioSciences Inc., issuable pursuant to the YM BioSciences Inc. Amended and Restated Stock Option Plan 2005 (the “Plan”). References in this Registration Statement to the “Corporation”, “us”, “we” or “our” mean YM BioSciences Inc.

Shares issuable pursuant to the Plan have not been previously registered.

The directors of YM BioSciences Inc. adopted the Plan on November 22, 1996, and such adoption was subsequently ratified by our shareholders on December 14, 1996. The Plan was subsequently amended on November 26, 2003 to increase the number of common shares available to be reserved for issuance under the Plan to 2,750,000. The Plan was further amended on December 8, 2005 to increase the number of common shares available to be reserved for issuance under the Plan to 3,500,000. The Plan was again amended on November 17, 2005 to increase the number of common shares available to be reserved for issuance under the Plan to 12.5% of the issued and outstanding common shares as of the date of each option grant under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements, pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act. The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Corporation as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                 Incorporation of Documents by Reference.

The following documents which have been and will in the future be filed by us with the SEC are incorporated in the Registration Statement by reference:

(a)	Our Annual Report on Form 40-F for the fiscal year ended June 30, 2005, as amended on February 3, 2006.

(b)
Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Unaudited Interim Consolidated Financial Statements for the Three Months ended September 30, 2005, included in Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on November 16, 2005.

(c)
Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Unaudited Interim Consolidated Financial Statements for the Six Months ended December 31, 2005, included in Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on February 13, 2006.

(d)
Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Unaudited Interim Consolidated Financial Statements for the Nine Months ended March 31, 2006, and the reconciliation to U.S. GAAP related thereto, included in Exhibits 99.1 and 99.4 to our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on May 12, 2006.

(e)
The description of our common shares contained in our Registration Statement on Form 20-F filed with the SEC on May 18, 2004 (Commission File No. 001-32186), including any amendment or report filed for the purpose of updating such description.

(f)
Our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on September 29, 2005, containing our (i) comparative audited consolidated financial statements as at June 30, 2005 and June 30, 2004 and for each of the years in the three-year period ended June 30, 2005, together with the notes thereto and the Report of the Independent Registered Public Accountant Firm thereon and Comments by Auditors for United States Readers on Canada-United States Reporting Differences dated September 22, 2005 and (ii) Management Proxy Circular in connection with our 2005 Annual and Special Meeting of Shareholders.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Form 6-K during such period or portions thereof that are identified in such Form 6-K as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained therein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 4.                Description of Securities.

Not applicable.

Item 5.                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                Indemnification of Directors and Officers.

The laws of the Province of Nova Scotia, including the federal laws of Canada applicable therein, require directors to discharge their duties in good faith and with a certain minimum level of care and skill. The Nova Scotia Companies Act (the “NSCA”) does not restrict a company from indemnifying directors and provides that in any proceeding against a director for negligence or breach of trust it appears to the court hearing the case that the director or person is or may be liable in respect of the negligence or breach of trust, but has acted honestly and reasonably and ought fairly to be excused for the negligence or breach of trust, the court may relieve him, either wholly or partly, from his liability on such terms as the court may think proper. The Company’s Articles of Association also provide that no director or officer, former director or officer, or person who acts or acted at the Corporation's request, as a director or officer of the Corporation, a body corporate, partnership or other association of which the Corporation is or was a shareholder, partner, member or director, in the absence of any dishonesty on such person's part, shall be liable for the acts, receipts, neglects or defaults of any other director or other such person, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or through the insufficiency or deficiency of any security in or upon which any of the funds of the Corporation are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

Under the Articles of Association of the Corporation every director or officer, former director or officer, or person who acts or acted at the Corporation's request, as a director or officer of the Corporation, a body corporate, partnership or other association of the Corporation, in the absence of any dishonesty on the part of such person, shall be indemnified by the Corporation against, and it shall be the duty of the directors out of the funds of the Corporation to pay to the fullest extent permitted by law, all costs, losses and expenses, including legal fees and disbursements and including any amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, partnership or other association, whether the Corporation is a claimant or party to such action or proceeding or otherwise; and the amount for which such indemnity is proved shall immediately attach as a lien on the property of the Corporation and have priority as against the shareholders over all other claims.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.                 Exemption from Registration Claimed.

Not applicable.

Item 8.                 Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement.

Item 9.                 Undertakings.

The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the SEC promulgated under the Securities Act:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mississauga, Canada on the 23rd day of May, 2006.

YM BIOSCIENCES INC.

By:	/s/ David G.P. Allan
Name: David G.P. Allan
Title: Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints David G. P. Allan and Len Vernon, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities listed below and on May 23, 2006.

Signature	Title

/s/ David G.P. Allan	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)
David G.P. Allan

/s/ Len Vernon	Director of Finance and Administration and Secretary (principal financial and accounting officer)
Len Vernon

/s/ Thomas I.A. Allen	Director
Thomas I.A. Allen

/s/ Dr. James Barrett	Director
Dr. James Barrett

/s/ Mark Entwistle	Director
Mark Entwistle

/s/ John Friedman	Director
John Friedman

/s/ Henry Friesen	Director
Henry Friesen

/s/ Gail Schulze	President and Director
Gail Schulze

/s/ Julius Vida	Director
Julius Vida

/s/ Gilbert Wenzel	Director
Gilbert Wenzel

/s/ Tryon M. Williams
Tryon M. Williams	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of YM BioSciences Inc. in the United States, on May 18, 2006.

YM BioSciences U.S. Operations Inc.

By:	/s/ Gail Schulze
Name: Gail Schulze
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1
YM BioSciences Inc. Amended and Restated Stock Option Plan 2005 (incorporated by reference to Schedule A to Exhibit 99.1 to the Corporation’s Report on Foreign Issuer on Form 6-K furnished to the SEC on September 29, 2005 (File No. 001-32186))

4.2
Certificate of Continuance dated December 11, 2001 (incorporated by reference to Exhibit 1.1 to the Corporation’s Registration Statement on Form 20-F furnished to the SEC on May 18, 2005 (File No. 001-32186))

4.3
Certificate of Registration dated December 11, 2001 (incorporated by reference to Exhibit 1.2 to the Corporation’s Registration Statement on Form 20-F filed with the SEC on May 18, 2005 (File No. 001-32186))

4.4
Memorandum of Association dated December 11, 2001 (incorporated by reference to Exhibit 1.3 to the Corporation’s Registration Statement on Form 20-F filed with the SEC on May 18, 2005 (File No. 001-32186))

4.5
Articles of Association dated December 11, 2001 (incorporated by reference to Exhibit 1.4 to the Corporation’s Registration Statement on Form 20-F filed with the SEC on May 18, 2005 (File No. 001-32186))

4.6
Shareholder Rights Plan Agreement dated October 19, 2005 (incorporated by reference to Exhibit 99.2 to the Corporation’s Report of Foreign Private Issuer on Form 6-K furnished to the SEC on November 17, 2005 (File No. 001-32186))

5.1	Opinion of Stewart McKelvey Stirling Scales

23.1	Consent of KPMG LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Stewart McKelvey Stirling Scales (contained in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement).